Exhibit 99.1

Press RELEASE

GMH Communities Trust

10 Campus Boulevard

Newtown Square, PA  19073

FOR IMMEDIATE RELEASE

GMH COMMUNITIES TRUST ANNOUNCES

RESIGNATION OF JOSEPH COYLE

NEWTOWN SQUARE, PA, January 5, 2005—GMH Communities Trust (NYSE: GCT) today announced that Joseph M. Coyle has resigned his position as president of College Park Communities, the Company’s student housing division, to pursue other personal and professional interests. Mr. Coyle will continue to serve as a consultant to the Company, and  Miles W. Orth, III, who has been responsible for College Park’s operations since October 2004, has been promoted to the position of Executive Vice President and will continue to manage the day-to-day operations of this division.

“I am thankful for the opportunity to have worked with the tremendous team of employees at GMH Communities Trust,” commented Mr. Coyle.  “I look forward to beginning the next phase of my life and career and wish all the people at GMH continued success in the future.”

Mr. Holloway stated, “We appreciate the contributions Joe has made to the Company. We are pleased that he will continue to serve as a consultant, and we wish him much success in his future endeavors.  In addition, I look forward to continuing to work closely with Miles.  Miles has played an integral role in the development and operations of our student housing business for the past eight years and has an exceptional level of industry experience.”

About GMH Communities Trust

GMH Communities Trust (www.gmhcommunities.com) is a publicly- traded Maryland real estate investment trust (REIT). We are a self-advised, self-managed, specialty housing company focused on providing housing to college and university students residing off-campus and to members of the U.S. military and their families residing on or near bases throughout the United States. GMH Communities also provides property management services to third party owners of student housing properties, including colleges, universities, and other private owners. The Company, based in Newtown Square, PA, employs more than 1,600 people throughout the United States.

“Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding GMH Communities Trust’s business which are not historical facts are “forward-looking statements” that involve risks and uncertainties. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in the Company’s filings with the Securities and Exchange Commission.

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For more information contact:

At The Company	Beckerman Public Relations	Financial Relations Board
Kathleen M. Grim	Kathleen Pallas	Claire Koeneman	Joe Calabrese
kgrim@gmh-inc.com	(Media Contact)	(Analyst Info)	(General)
610-355-8206	(908) 781-6420	(312) 640-6745	(212) 827-3772
10 Campus Blvd.	kathleen@beckermanpr.com
Newtown Square, PA 19073